Exhibit 99.1

Galena Biopharma Reports First Quarter 2012 Financial Results

Lake Oswego, Oregon, May 14, 2012— Galena Biopharma (NASDAQ: GALE), a biotechnology company focused on developing innovative, targeted oncology treatments addressing major unmet medical needs to advance cancer care, today reported its financial results for the quarter ended March 31, 2012 and provided an update on recent business developments.

Operating loss for the three months ended March 31, 2012 increased to $5.6 million, versus $5.2 million for the three months ended March 31, 2011. The increase of $0.4 million in operating loss was due primarily to an increase of $1.5 million for research and development expense partially offset by a $1.1 million decrease in general and administrative expense. Net loss for the three months ended March 31, 2012 was $24.8 million or $0.52 per share, versus a net loss of $3.8 million, or $0.19 per share, for the three months ended March 31, 2011. Other expense for the three months ended March 31, 2012 was $19.2 million, versus other income of $1.4 million. The increase of $20.6 million in other expense was due primarily to an increase of $19.8 million in non-cash expense for the change in the fair value of warrants accounted for as a liability and an increase of $0.8 million in non-cash expense related to the change in fair value of a contingent purchase price consideration liability.

As of March 31, 2012, the Company had cash and cash equivalents of $8.7 million, compared with cash and cash equivalents of $11.4 million as of December 31, 2011. As of April 30, 2012, the Company’s cash and cash equivalents totaled $24.9 million.

“With additional funding from our April financing and the recent exercises of a majority of our outstanding warrants, we have approximately $25 million in cash to advance our late-stage cancer immunotherapy pipeline and have significantly simplified our capital structure,” stated Mark J. Ahn, Ph.D., President and Chief Executive Officer. “We are grateful for the support of our shareholders throughout our transition over the past year, and we are tightly focused on accelerating our progress and building shareholder value. We continue to add investigational sites and accrue patients into our NeuVax™ Phase 3 PRESENT trial, as well as advance clinical studies with both NeuVax in combination therapy and FBP.”

Recent Business Highlights

•

Completed $14.5 million public offering of common stock, bringing the company’s cash and cash equivalents to a total of $24.9 million as of April 30, 2012. Galena intends to use the net proceeds of the offering for working capital and other general corporate purposes, including the Phase 3 NeuVax™ (E75) PRESENT (Prevention of Recurrence in Early-Stage, Node-Positive Breast Cancer with Low to Intermediate HER2 Expression with NeuVax Treatment) clinical trial, Phase 1/2 clinical trials of Folate Binding Protein-E39 (FBP) and a planned Phase 2 trial of NeuVax in combination with Herceptin® (trastuzumab; Genentech/Roche).

•	Strengthened intellectual property positions with notices of allowance for U.S. patents.

•

NeuVax patent covers the use for treating Phase 3 target population of low-to-intermediate (IHC 1+/2+) HER2 patients. The patent provides NeuVax exclusivity for this indication until 2028, not including any patent term extensions.

•

Composition of Matter patent covers FBP peptide variants for individual or expanded use in combination with the FBP vaccine, E39. The patent provides exclusivity until 2029, not including any patent term extensions, and also protects new methodology of peptide vaccination with wide applicability.

•

Completed partial spin-off of RXi Pharmaceuticals Corporation. RXi is now operating as an independent, publicly-traded company. A one-for-one dividend of RXi common stock was recently paid to Galena stockholders. Galena retains a minority equity interest in RXi along with the potential to receive up to $45 million in milestones depending on the development of RXi’s product candidates.

About NeuVax™ (E75 + GM-CSF)

NeuVax consists of the E75 peptide derived from human epidermal growth factor receptor 2 (HER2) combined with the immune adjuvant granulocyte macrophage colony-stimulating factor (GM-CSF). Treatment with NeuVax stimulates cytotoxic (CD8+) T cells in a highly specific manner to target cells expressing any level of HER2. NeuVax is given as an intradermal injection once a month for six months, followed by a booster injection once every six months. Based on a successful Phase 2 trial that achieved its primary endpoint of disease-free survival, the Food and Drug Administration granted NeuVax a Special Protocol Assessment for its Phase 3 PRESENT (Prevention of Recurrence in Early-Stage, Node-Positive Breast Cancer with Low to Intermediate HER2 Expression with NeuVax Treatment) study. The Phase 3 trial is ongoing and additional information on the study can be found at www.neuvax.com.

According to the National Cancer Institute, over 200,000 women in the U.S. are diagnosed with breast cancer annually. Of these women, about 75% of them have breast cancer tissue that tests positive for some level of HER2 staining (IHC 1+, 2+ or 3+). Only 25% of all breast cancer patients, those with HER2 3+ disease, are eligible for Herceptin® (trastuzumab; Roche-Genentech), which had revenues of over $5 billion in 2010. NeuVax targets the 50% of patients with tumors that stain low or intermediate for HER2 (HER2 1+ and 2+), who would not receive Herceptin after they successfully complete their surgery, adjuvant chemotherapy and radiation. This provides this large group of early stage breast cancer patients an option for a HER2-targeted adjuvant treatment to maintain their disease-free status.

About Folate Binding Protein (E39), or FBP

Folate Binding Protein (FBP) is a targeted vaccine aimed at preventing the recurrence of ovarian, endometrial, and breast cancers. The FBP vaccine consists of the E39 peptide derived from the folate binding protein combined with the immune adjuvant granulocyte macrophage colony stimulating factor (GM-CSF). FBP is over-expressed (20-80 fold) in more than 90% of ovarian and endometrial cancers, as well as 20–50% of breast, lung, colorectal, and renal cell carcinomas. FBP has very limited tissue distribution and expression in non-malignant tissue, making it an ideal immunotherapy target.

Ovarian cancer occurs in over 22,000 patients per year in the U.S. and is the most lethal gynecologic cancer. Although the incidence of ovarian cancer is only approximately 20% of that of breast cancer, the number of patients that die from ovarian cancer is nearly 50% greater than the percentage of breast cancer patients who die from this disease. Endometrial cancer is the most common gynecologic cancer and occurs in over 46,000 women, with over 8,000 deaths in the U.S. annually. While many patients respond to initial treatment and become clinically free of disease, the majority of these patients will relapse, and, once the disease recurs, the treatment options and successes drop dramatically.

About Galena Biopharma

Galena Biopharma, Inc. (NASDAQ: GALE) is a Portland, Oregon-based biopharmaceutical company that develops innovative, targeted oncology treatments that address major unmet medical needs to advance cancer care. For more information please visit us at www.galenabiopharma.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include, but are not limited to, statements about the possible benefits of the recent developments described above, as well as statements about expectations, plans and prospects for the development of Galena’s product candidates. These forward-looking statements are subject to a number of risks, uncertainties and assumptions, including those identified under “Risk Factors” in Galena’s Annual Report on Form 10-K for the year ended December 31, 2011 filed with the SEC. Actual results may differ materially from those contemplated by these forward-looking statements. Galena does not undertake to update any of these forward-looking statements to reflect a change in its views or events or circumstances that occur after the date of this presentation.

Galena Biopharma

(A Development Stage Company)

CONDENSED CONSOLIDATED STATEMENTS OF EXPENSES

(Amounts in thousands, except share and per share data)

	For the Three Months Ended March 31, 2012	For the Three Months Ended March 31, 2011
Research and development expense	$3,671	$2,156
General and administrative expense	1,939	3,119

Operating loss	(5,610)	(5,275)
Other income (expense), net	(19,151)	1,434

Net loss	$(24,761)	$(3,841)

Net loss per common share:

Basic and diluted loss per share	$(0.52)	$(0.19)

Weighted average common shares outstanding:
Basic and diluted	47,967,499	20,316,170

Galena Biopharma

(A Development Stage Company)

CONDENSED CONSOLIDATED BALANCE SHEETS

(Amounts in thousands)

	March 31, 2012	December 31, 2011
ASSETS
Current assets:
Cash and cash equivalents	$8,701	$11,433
Restricted cash	101	101
Prepaid expenses	290	276

Total current assets	9,092	11,810

Equipment and furnishings, net	351	393
In-process research and development	12,864	12,864

Goodwill	5,898	5,898
Deposits	3	3

Total assets	$28,208	$30,968

LIABILITIES AND STOCKHOLDERS (DEFICIT) EQUITY

Current liabilities:
Accounts payable	$2,581	$2,155
Accrued expenses and other current liabilities	3,532	2,984
Current maturities of capital lease obligations	24	35
Convertible notes payable	—	500
Fair value of warrants potentially settleable in cash	20,357	3,746

Current contingent consideration	898	1,782

Total current liabilities	27,392	11,202
Capital lease obligations, net of current maturities	36	32
Convertible notes payable, non-current	1,000	—

Deferred tax liability, non-current	5,053	5,053
Contingent consideration, net of current portion	5,297	4,569

Total liabilities	38,778	20,856
Stockholders’ (deficit) equity	(10,570)	10,112

Total liabilities and stockholders’ equity	$28,208	$30,968

Contacts:

Madeline Hatton

Toll free: +1 (855) 855-GALE (4253), ext. 109

info@galenabiopharma.com

or

Remy Bernarda

IR Sense, LLC

+1 (503) 400-6995

remy@irsense.com